Exhibit 99.1

Investor Contact:	Media Contact:
Garen Sarafian	Katie Savastano
ir@bauschhealth.com	corporate.communications@bauschhealth.com
(877) 281-6642 (toll free)	(908) 541-3785

BAUSCH HEALTH ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2025 RESULTS

•Fourth Quarter Consolidated Revenues of $2.80 billion, up 9% on a Reported basis and up 6% on an Organic (non-GAAP)1 basis over the prior year period
•Full-Year Consolidated Revenues of $10.27 billion, up 7% on a Reported basis and 5% on an Organic (non-GAAP)1 basis
•GAAP Net Loss Attributable to Bausch Health of $112 million for the quarter and GAAP Net Income Attributable to Bausch Health of $157 million for the year
•Consolidated Adjusted EBITDA Attributable to Bausch Health (non-GAAP)1 of $1.05 billion for the quarter, up 13%, and $3.54 billion for the year, up 7%

BAUSCH HEALTH EXCLUDING BAUSCH + LOMB FOURTH QUARTER AND FULL-YEAR 2025 RESULTS

•Delivered eleventh consecutive quarter of year-over-year growth in both Revenue and Adjusted EBITDA (non-GAAP)1, exceeding 2025 guidance on all metrics
•Completed the acquisition of Shibo’s full‑service aesthetics distribution business in China on December 1, 2025
•Executed a $1.7 billion debt exchange offer during the fourth quarter and $9.6 billion in total refinancing for the Full-Year 2025, extending near- and medium-term maturities
•Generated $362 million in Adjusted Cash Flow from Operations (non-GAAP)1 in the fourth quarter and $1.2 billion for the Full-Year 2025

LAVAL, QC, February 18, 2026 – Bausch Health Companies Inc. (NYSE:BHC)(TSX:BHC) ("Bausch Health" the "Company," "we" or "our") today announced its fourth quarter and full-year 2025 financial results and other key updates for the quarter.

“The fourth quarter marks our eleventh consecutive quarter of year‑over‑year growth in Revenue and Adjusted EBITDA for Bausch Health, excluding Bausch + Lomb. These results highlight our global team’s unwavering commercial rigor and operational excellence, as full‑year results came in above our guidance on all key metrics. Our newly acquired full‑service aesthetics distribution business in China expands our geographical reach, provides direct access to a large customer base, and allows us to better address market demand for aesthetic treatments, strengthening our global aesthetics franchise and our commitment to excellence in China. As we move into 2026, we remain committed to commercial and operational excellence, along with the proactive pursuit of initiatives that expand our portfolio and enhance our long‑term outlook,” said Thomas J. Appio, Chief Executive Officer, Bausch Health.

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1 This is a non-GAAP measure or a non-GAAP ratio. For further information on non-GAAP measures and non-GAAP ratios, please refer to the “Non-GAAP Information” section of this news release. Please also refer to tables at the end of this news release for a reconciliation of this and other non-GAAP measures to the most directly comparable GAAP measure.

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Fourth Quarter and Full-Year 2025 Revenue Performance
Total consolidated reported revenues were $2.80 billion for the fourth quarter of 2025, compared with $2.56 billion in the fourth quarter of 2024, an increase of $237 million, or 9%. Excluding the impact of foreign exchange of $59 million, acquisitions of $1 million, and divestitures and discontinuations of $17 million, revenue increased by 6% on an organic1 basis compared with the fourth quarter of 2024.

Total consolidated reported revenues were $10.27 billion for the full year of 2025, compared with $9.63 billion for the full year of 2024, an increase of $641 million, or 7%. Excluding the impact of foreign exchange of $72 million, acquisitions of $16 million, and divestitures and discontinuations of $30 million, revenues increased 5% on an organic1 basis compared with the full year of 2024.

Revenues by segment were as follows:

	Three Months Ended December 31,		Reported Change		Change at Constant Currency[1] (non-GAAP)	Change in Organic[1] Revenue (non-GAAP)
(in millions)	2025	2024	Amount	Pct.
Total Bausch Health Revenues	$2,796	$2,559	$237	9%	7%	6%

Bausch Health (Excl. B+L)	$1,391	$1,279	$112	9%	7%	5%
Salix segment	$693	$634	$59	9%	9%	6%
International segment	$306	$279	$27	10%	1%	2%
Solta Medical segment	$137	$138	($1)	(1%)	—%	—%
Diversified Products segment	$255	$228	$27	12%	12%	9%
Bausch + Lomb segment	$1,405	$1,280	$125	10%	7%	7%

	Twelve Months Ended December 31,		Reported Change		Change at Constant Currency[1] (non-GAAP)	Change in Organic[1] Revenue (non-GAAP)
(in millions)	2025	2024	Amount	Pct.
Total Bausch Health Revenues	$10,266	$9,625	$641	7%	6%	5%

Bausch Health (Excl. B+L)	$5,165	$4,834	$331	7%	7%	6%
Salix segment	$2,578	$2,333	$245	11%	11%	9%
International segment	$1,132	$1,111	$21	2%	—%	1%
Solta Medical segment	$518	$440	$78	18%	19%	19%
Diversified Products segment	$937	$950	($13)	(1%)	(1%)	(3%)
Bausch + Lomb segment	$5,101	$4,791	$310	6%	5%	5%

Salix Segment
Salix segment reported revenues were $693 million for the fourth quarter and $2.58 billion for the full year of 2025, compared with $634 million for the fourth quarter and $2.33 billion for the full year of 2024, an increase of 9% in the fourth quarter, and 11% for the full year. Excluding the impact of divestitures and discontinuations of $17 million for the fourth quarter, and $33 million for the full year, segment revenues increased 6% and 9% on an organic1 basis for the fourth quarter and full year, respectively. Xifaxan® was the primary contributor to segment growth for the fourth quarter and the full year.

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International Segment
International segment reported revenues were $306 million for the fourth quarter and $1.13 billion for the full year of 2025, compared with $279 million for the fourth quarter and $1.11 billion for the full year of 2024, an increase of $27 million, or 10%, in the fourth quarter, and $21 million, or 2%, for the full year. Excluding the impact of foreign exchange of $23 million for the fourth quarter and $19 million for the full year, and divestitures and discontinuations of $2 million for the fourth quarter and $8 million for the full year, segment revenues increased by 2% on an organic1 basis for the fourth quarter, and 1% for the full year, compared with the fourth quarter and full year of 2024, led by growth in EMEA.

Solta Medical Segment
Solta Medical segment reported revenues were $137 million for the fourth quarter and $518 million for the full year of 2025, compared with $138 million for the fourth quarter and $440 million for the full year of 2024, a decrease of $1 million, or (1)%, in the fourth quarter, and an increase of $78 million, or 18%, for the full year. Excluding the impact of foreign exchange of $1 million for the fourth quarter and $5 million for the full year 2025, segment revenues were flat on an organic1 basis for the fourth quarter and up 19% for the full year, compared with the fourth quarter and the full year of 2024, respectively. Fourth quarter results were impacted by anticipated one‑time events related to Solta’s acquisition of Shibo's full‑service aesthetics distribution business in China, while full‑year 2025 performance was led by growth in South Korea.

Diversified Segment
Diversified segment reported revenues were $255 million for the fourth quarter and $937 million for the full year of 2025, compared with $228 million for the fourth quarter and $950 million for the full year of 2024, an increase of $27 million, or 12%, in the fourth quarter, and a decrease of $13 million, or (1)% for the full year. Segment revenues increased on an organic1 basis by 9% for the fourth quarter and decreased 3% on an organic1 basis for the full year, compared with the fourth quarter and the full year of 2024, respectively.

Bausch + Lomb Segment
Bausch + Lomb segment reported revenues were $1.41 billion for the fourth quarter and $5.10 billion for the full year of 2025, compared with $1.28 billion for the fourth quarter and $4.79 billion for the full year of 2024, an increase of $125 million, or 10%, in the fourth quarter, and $310 million, or 6%, for the full year. Excluding the impact of foreign exchange of $37 million for the fourth quarter and $58 million for the full year of 2025, acquisitions of $1 million for the quarter and $16 million for the full year 2025, and divestitures and discontinuations of $5 million for the fourth quarter and $12 million for the full year, segment revenues increased 7% on an organic1 basis for the fourth quarter and 5% on an organic1 basis for the full year, compared with the fourth quarter and the full year of 2024, respectively.

Consolidated Operating Income
Consolidated operating income was $474 million for the fourth quarter of 2025, compared with $558 million for the fourth quarter of 2024, a decrease of $84 million, reflecting a goodwill impairment charge of $145 million in the fourth quarter of 2025 related to our Generics business unit, partially offset by higher revenues.

Consolidated operating income was $1.81 billion for the full year of 2025, compared with $1.55 billion for the full year of 2024, an increase of $267 million. The change reflects the impact of higher revenues, partially offset by increased selling, general and administrative expenses, goodwill impairment and

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higher acquired in-process research and development ("IPR&D") expenses related to the acquisition of DURECT Corporation.

Consolidated Net (Loss) Income Attributable to Bausch Health
Consolidated net loss attributable to Bausch Health for the fourth quarter of 2025 was $112 million, compared with a consolidated net income of $93 million for the fourth quarter of 2024, an unfavorable change of $205 million. Consolidated net income attributable to Bausch Health for the full year 2025 was $157 million, compared with a consolidated net loss attributable to Bausch Health of $46 million for the full year 2024, a favorable change of $203 million. Fourth quarter 2025 results reflect a $145 million goodwill impairment and a $112 million deferred tax asset valuation allowance. Full year 2025 results were due to changes in operating income noted above compared to full year 2024.

Consolidated Adjusted Net Income Attributable to Bausch Health (non-GAAP)1
Consolidated adjusted net income attributable to Bausch Health (non-GAAP)1 was $411 million for the fourth quarter and $1.40 billion for the full year of 2025, compared with $430 million for the fourth quarter and $1.39 billion for the full year of 2024, a decrease of $19 million in the fourth quarter and an increase of $6 million for the full year.

Consolidated Earnings (Loss) Per Share Attributable to Bausch Health
Consolidated GAAP Earnings (Loss) Per Share attributable to Bausch Health was ($0.30) for the fourth quarter and $0.42 for the full year of 2025, compared with Consolidated GAAP Earnings (Loss) Per Share of $0.25 for the fourth quarter and ($0.13) for the full year of 2024.

Consolidated Adjusted EBITDA Attributable to Bausch Health (non-GAAP)1
Consolidated adjusted EBITDA attributable to Bausch Health (non-GAAP)1 was $1.05 billion for the fourth quarter and $3.54 billion for the full year of 2025, compared with $935 million for the fourth quarter of 2024 and $3.31 billion for the full year of 2024, an increase of $117 million in the fourth quarter and $234 million for the full year.

Consolidated Cash Provided by Operating Activities
The Company generated $495 million of cash from operating activities in the fourth quarter and $1.40 billion for the full year of 2025, compared to $601 million in the fourth quarter of 2024 and $1.60 billion for the full year of 2024. The decrease in cash flow from operations of $197 million for the full year is primarily attributable to higher working capital and interest payments, partially offset by improved business performance.

Balance Sheet Highlights

•Consolidated cash and cash equivalents were $1.31 billion.
•In the fourth quarter, Bausch Health completed an exchange of senior notes, extending $1.6 billion in aggregate debt maturities to 2032 from 2028.
•Bausch Health (excluding Bausch + Lomb) had availability of approximately $470 million under its revolving credit facility and Bausch + Lomb had availability of approximately $665 million under its revolving credit facility.
•Bausch Health continues to focus on strengthening its balance sheet and delivering value to shareholders.

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Bausch Health (excluding Bausch + Lomb) R&D Update

•Larsucosterol (Epigenetic Modulator): FDA Breakthrough Therapy Designation for treatment of Alcohol-Associated Hepatitis (AH)
◦Initiated Phase 3 trial with the first patient randomized in January 2026
•Fraxel FTX®: fractional laser system targeting treatment in skin rejuvenation, addressing common skin concerns such as sun damage, wrinkles, acne scars, and pigmentation irregularities
◦Received approval in Australia in December 2025
•RED-C: In January 2026, top line results for Phase 3 studies were evaluated
◦While safe and well-tolerated, both clinical trials did not achieve their primary endpoint
◦January 23, 2026 press release announcing these results is available on EDGAR, SEDAR+ and Bausch Health's website

2026 Financial Outlook

The Company is providing the following full-year guidance for 2026, assuming current foreign exchange rates:

Current Guidance (as of Feb. 18, 2026)
	BHC	BHC (excl. B+L)	B+L
Revenues (in Billions)	$10.625 - $10.875	$5.250 - $5.400	$5.375 - $5.475
Revenue growth vs. Prior Year		2% - 5%
Adjusted EBITDA[1] (in Billions)	$3.875 - $4.000	$2.875 - $2.950	$1.000 - $1.050
Adj. EBITDA[1] growth vs. Prior Year		3% - 5%
Adjusted Operating Cash Flow[1] (in Billions)		$1.200 - $1.275

Other than with respect to GAAP revenues, the Company only provides guidance on a non-GAAP basis. The Company does not provide a reconciliation of forward-looking Adjusted EBITDA (non-GAAP)1 to GAAP net income (loss) or forward-looking Adjusted Cash Flow from Operations to GAAP cash generated from operations, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because deductions (such as restructuring, gain or loss on extinguishment of debt and litigation and other matters) used to calculate projected net income (loss) and payments (such as payments of legal settlements, transformation costs, separation costs and separation-related costs, interest charged against premium, financing fees paid in connection with the debt refinancing transactions and acquired IPR&D expense) used to calculate Adjusted Cash Flow from Operations vary dramatically based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty all adjustments needed in order to provide a GAAP calculation of projected net income (loss) or cash generated from operations at this time. The amount of these adjustments may be material and, therefore, could result in projected GAAP net income (loss) being materially less than projected Adjusted EBITDA (non-GAAP)1. These statements represent forward-looking information and may represent a financial outlook, and actual results may vary. Please see the risks and assumptions referred to in the “Forward-looking Statements” section of this news release. The guidance in this news release is only effective as of the date it is given and will not be updated or affirmed unless and until the Company publicly announces updated or affirmed guidance. The rapid

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recent developments in the evolving landscape of tariffs and responses have resulted in uncertainty regarding these measures and the effects they may have. We continue to assess the direct and indirect impacts on our businesses of such tariffs, including retaliatory tariffs and other trade protectionist measures as the situation develops, and there can be no assurance that such impacts will not be adverse.

Conference Call Details

Date:	Wednesday, Feb. 18, 2026

Time:	5:00 p.m. U.S. EST

Webcast:	ir.bauschhealth.com/events-and-presentations

A replay of the conference call will be available on the investor relations website.

About Bausch Health
Bausch Health Companies Inc. (NYSE:BHC)(TSX:BHC) is a global, diversified pharmaceutical company enriching lives through our relentless drive to deliver better health care outcomes. We develop, manufacture and market a range of products primarily in gastroenterology, hepatology, neuroscience, dermatology, dentistry, aesthetics, international pharmaceuticals and eye health, through our controlling interest in Bausch + Lomb Corporation. Our ambition is to be a globally integrated healthcare company, trusted and valued by patients, HCPs, employees and investors. For more information about Bausch Health, visit www.bauschhealth.com and connect with us on LinkedIn.

Forward-looking Statements
This news release contains forward-looking information and statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws (collectively, “forward-looking statements”), including, but not limited to, statements relating to the Company’s: future prospects and performance, financial guidance, research and development efforts and anticipated timing or results thereof, proposed plan to separate its eye health business, including the timing thereof, management of its balance sheet, generation of cash, ability to launch and commercialize new products, including the timing of regulatory processes with respect to the Company’s product pipeline, ability to enforce and defend its Xifaxan® intellectual property rights, ability to execute its growth strategies and strategic priorities generally, and other corporate and strategic transactions. Forward-looking statements may generally be identified by the use of the words “anticipates,” “hopes,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “believes,” “estimates,” “potential,” “target,” or “continue” and positive and negative variations or similar expressions, and phrases or statements that certain actions, events or results may, could, should or will be achieved, received or taken, or will occur or result, and similar such expressions also identify forward-looking information. These forward-looking statements, including the full-year guidance, are based upon the current expectations and beliefs of management. The Company’s 2026 financial outlook and full-year guidance are included to provide further information about management’s expectations about the Company’s future business operations, activities and results and may not be appropriate for other purposes.
These forward-looking statements are subject to certain factors, risks and uncertainties that could cause actual results to differ materially from those described in these forward-looking statements. These

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factors, risks and uncertainties include, but are not limited to: our ability to execute our business strategy, business plans and operational efficiency initiatives; demand for, competitive positioning of and pricing for our current and anticipated products and our ability to achieve expected revenues, margins and expense levels; the successful development, regulatory approval, manufacture and timing of launches and commercialization of pipeline and other products; the completion, timing, integration and expected benefits of acquisitions and other strategic transactions (including the acquisition of DURECT Corporation and the planned separation of our eye health business consisting of our Bausch + Lomb global Vision Care, Surgical and Pharmaceuticals businesses) on anticipated terms, timing and costs; the scope, duration and financial and operational impact of product quality matters; the continued availability and performance of key third-party distribution, fulfillment and other arrangements and the stability of global supply chains; the continuation of patent protection and regulatory exclusivity for key products; the expected impacts of the Inflation Reduction Act, and the selection by the Centers for Medicare & Medicaid Services of Xifaxan® for the second round of negotiation under the drug price negotiation program for initial price applicability in 2027 and the results thereof, and other healthcare reform measures and our ability to mitigate the impact thereof; our ability to generate cash flows and access liquidity to meet working capital needs, satisfy debt maturities as they become due, reduce debt levels and comply with financial and other covenants under our financing arrangements; the expected scope and impact of tariffs, counter-tariffs and other trade restrictions and the effectiveness of mitigation actions; macroeconomic and geopolitical conditions (including inflation, recessionary pressures, foreign currency exchange rates and interest rates), changes in tax laws and related guidance (including legislation referred to as the One Big Beautiful Bill Act and Organisation for Economic Co-operation and Development related measures); the expected outcomes of litigation and other contingencies; and other factors, risks and uncertainties discussed in the Company’s most recent annual and quarterly reports and detailed from time to time in the Company’s other filings with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators, which factors, risks and uncertainties are incorporated herein by reference.
We caution that, as it is not possible to predict or identify all relevant factors that may impact forward-looking statements, the factors referred above are not exhaustive and should not be considered a complete statement of all potential risks and uncertainties. When relying on our forward-looking statements to make decisions with respect to the Company, investors and others should carefully consider the aforementioned factors and other uncertainties and potential events. These forward-looking statements speak only as of the date made. Bausch Health undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect actual outcomes, except as required by law.
Non-GAAP Information
To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures and non-GAAP ratios to provide supplemental information to readers. Management uses these non-GAAP measures and ratios as key metrics in the evaluation of the Company’s performance and the consolidated financial results and, in part, in the determination of cash bonuses for its executive officers. The Company believes these non-GAAP measures and ratios are useful to investors in their assessment of our operating performance and the valuation of the Company. In addition, these non-GAAP measures and ratios address questions the Company routinely receives from analysts and investors, and in order to assure that all investors have access to similar data, the Company has determined that it is appropriate to make this data available to all investors.

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However, these measures and ratios are not prepared in accordance with GAAP nor do they have any standardized meaning under GAAP. In addition, other companies may use similarly titled non-GAAP financial measures and ratios that are calculated differently from the way we calculate such measures and ratios. Accordingly, our non-GAAP financial measures and ratios may not be comparable to such similarly titled non-GAAP financial measures and ratios used by other companies. We caution investors not to place undue reliance on such non-GAAP measures and ratios, but instead to consider them with the most directly comparable GAAP measures and ratios. Non-GAAP financial measures and ratios have limitations as analytical tools and should not be considered in isolation. They should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.
The reconciliations of these historical non-GAAP financial measures and ratios to the most directly comparable financial measures and ratios calculated and presented in accordance with GAAP are shown in the tables below. However, as indicated above, for guidance purposes, the Company does not provide reconciliations of projected Adjusted EBITDA (non-GAAP) to projected GAAP Net income (loss), due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations. Many of the adjustments and exclusions used to calculate the projected non-GAAP measures may vary significantly based on actual events, so the Company is not able to forecast on a GAAP basis with reasonable certainty all adjustments needed in order to provide a GAAP calculation of these projected amounts. The amounts of these adjustments may be material and, therefore, could result in the GAAP amount being materially different from (including materially less than) the projected non-GAAP measures.
Commencing in the third quarter of 2025, the Company now includes payments of Acquired IPR&D in the calculation of Adjusted Cash Flow From Operations (non-GAAP). Prior-period amounts presented herein have been restated to conform to the current year’s presentation.
Description of Non-GAAP Financial Measures
EBITDA (non-GAAP), Adjusted EBITDA (non-GAAP) and Adjusted EBITDA Attributable to Bausch Health (non-GAAP)
EBITDA (non-GAAP) is Net income (loss) (its most directly comparable GAAP financial measure) adjusted for interest expense, net, (Benefit from) provision for income taxes, depreciation and amortization. Adjusted EBITDA (non-GAAP) is Net income (loss) (its most directly comparable GAAP financial measure) adjusted for interest expense, net, (Benefit from) provision for income taxes, depreciation and amortization, and certain other items described below. Adjusted EBITDA attributable to Bausch Health (non-GAAP) is Adjusted EBITDA (non-GAAP) further adjusted to exclude the Adjusted EBITDA attributable to noncontrolling interest (non-GAAP) as defined below.
Management believes that Adjusted EBITDA (non-GAAP) and Adjusted EBITDA attributable to Bausch Health (non-GAAP), along with the GAAP measures used by management, most appropriately reflect how the Company measures the business internally and sets operational goals and incentives. In particular, the Company believes that these metrics focus management on the Company’s underlying operational results and business performance. As a result, the Company uses these metrics to assess the financial performance of the Company and to forecast future results as part of its guidance. Management believes these metrics are a useful measure to evaluate current performance. These metrics are intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors. In addition, cash bonuses for the Company’s executive officers and other key employees are based, in part, on the achievement of certain Adjusted EBITDA (non-GAAP) targets.

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Adjusted EBITDA (non-GAAP) is Net income (loss) (its most directly comparable GAAP financial measure) adjusted for interest, income taxes, depreciation and amortization and the following items:
•Restructuring, integration and transformation costs: The Company has incurred restructuring costs as it implemented certain strategies, which involved, among other things, improvements to its infrastructure and operations, internal reorganizations and impacts from the divestiture of assets and businesses. With regard to infrastructure and operational improvements which the Company has taken to improve efficiencies in the businesses and facilities, these tend to be costs intended to right size the business or organization that fluctuate significantly between periods in amount, size and timing, depending on the improvement project, reorganization or transaction. Additionally, the Company is launching certain transformation initiatives that will result in certain changes to and investment in its organizational structure and operations. These transformation initiatives arise outside of the ordinary course of continuing operations and, as is the case with the Company’s restructuring efforts, costs associated with these transformation initiatives are expected to fluctuate between periods in amount, size and timing. These out-of-the-ordinary-course charges include third-party advisory costs, as well as certain severance-related costs. Investors should understand that the outcome of these transformation initiatives may result in future restructuring actions and certain of these charges could recur. The Company believes that the adjustments of these items provide supplemental information with regard to the sustainability of the Company’s operating performance, allow for a comparison of the financial results to historical operations and forward-looking guidance and, as a result, provide useful supplemental information to investors.
•Asset impairments: The Company has excluded the impact of impairments of finite-lived and indefinite-lived intangible assets, as well as impairments of assets held for sale, as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions and divestitures. The Company believes that the adjustments of these items correlate with the sustainability of the Company’s operating performance. Although the Company excludes impairments of intangible assets and assets held for sale from measuring the performance of the Company and the business, the Company believes that it is important for investors to understand that intangible assets contribute to revenue generation.
•Goodwill impairments: The Company excludes the impact of goodwill impairments. When the Company has made acquisitions where the consideration paid was in excess of the fair value of the net assets acquired, the remaining purchase price is recorded as goodwill. For assets that we developed ourselves, no goodwill is recorded. Goodwill is not amortized but is tested for impairment. The amount of goodwill impairment is measured as the excess of a reporting unit’s carrying value over its fair value. Management excludes these charges in measuring the performance of the Company and the business.
•Share-based compensation: The Company has excluded costs relating to share-based compensation. The Company believes that the exclusion of share-based compensation expense assists investors in the comparisons of operating results to peer companies. Share-based compensation expense can vary significantly based on the timing, size and nature of awards granted.
•Acquisition-related costs and adjustments (excluding amortization of intangible assets): The Company has excluded the impact of acquisition-related costs and fair value inventory step-up resulting from acquisitions as the amounts and frequency of such costs and adjustments are not consistent and are significantly impacted by the timing and size of its acquisitions. In addition, the Company excludes acquisition-related contingent consideration non-cash adjustments due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates, and the amount and frequency of such

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adjustments are not consistent and are significantly impacted by the timing and size of the Company’s acquisitions, as well as the nature of the agreed-upon consideration.
•Gain (loss) on extinguishment of debt: The Company has excluded gain (loss) on extinguishment of debt as this represents a gain or loss from refinancing our existing debt and is not a reflection of our operations for the period. Further, the amount and frequency of such amounts are not consistent and are significantly impacted by the timing and size of debt financing transactions and other factors in the debt market out of management’s control.
•Separation costs and separation-related costs: The Company has excluded certain costs incurred in connection with activities regarding the separation of the eye-health business. Separation costs are incremental costs directly related to effectuating the separation of the eye-health business, and include, but are not limited to, legal, audit and advisory fees. Separation-related costs are incremental costs indirectly related to the separation of the eye-health business and include, but are not limited to, rebranding costs and costs associated with facility relocation and/or modification. As these costs arise from events outside of the ordinary course of continuing operations, the Company believes that the adjustments of these items provide supplemental information with regard to the sustainability of the Company’s operating performance, allow for a comparison of the financial results to historical operations and forward-looking guidance and, as a result, provide useful supplemental information to investors.
•Other adjustments: The Company has excluded certain other amounts, including legal and other professional fees incurred in connection with legal and governmental proceedings, investigations and information requests regarding certain of our legacy distribution, marketing, pricing, disclosure and accounting practices, litigation and other matters, and net (gain) loss on sale of assets or other disposition of assets. Given the unique nature of the matters relating to these costs, the Company believes these items are not normal operating expenses. For example, legal settlements and judgments vary significantly, in their nature, size and frequency, and, due to this volatility, the Company believes the costs associated with legal settlements and judgments are not normal operating expenses. In addition, as opposed to more ordinary course matters, the Company considers that each of the recent proceedings, investigations and information requests, given their nature and frequency, are outside of the ordinary course and relate to unique circumstances. The Company has also excluded IT infrastructure investments that are the result of other, non-comparable events to measure operating performance. These events arise outside of the ordinary course of continuing operations. The Company has also excluded certain other costs, including professional fees associated with contemplated, but not completed, strategic transactions. The Company excluded these costs as the consideration of such matters are outside of the ordinary course of continuing operations and are infrequent in nature. The Company believes that the exclusion of such out-of-the-ordinary-course amounts provides supplemental information to assist in the comparison of the financial results of the Company from period to period and, therefore, provides useful supplemental information to investors. However, investors should understand that many of these costs could recur and that companies in our industry often face litigation.
Adjusted EBITDA attributable to Bausch Health (non-GAAP) is Adjusted EBITDA (non-GAAP) further adjusted to exclude the Adjusted EBITDA attributable to noncontrolling interest (non-GAAP). Adjusted EBITDA attributable to noncontrolling interest (non-GAAP) is Net income attributable to noncontrolling interest (its most directly comparable GAAP financial measure) adjusted for the portion of the adjustments described above attributable to noncontrolling interest.
Adjusted Net Income (non-GAAP) and Adjusted Net Income attributable to Bausch Health (non-GAAP)

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Adjusted net income (non-GAAP) is Net income (its most directly comparable GAAP financial measure), adjusted for asset impairments, goodwill impairments, restructuring, integration and transformation costs, acquisition-related costs and adjustments (excluding amortization of intangible assets), gain (loss) on extinguishment of debt, separation costs and separation-related costs and other non-GAAP adjustments as these adjustments are described above, and amortization of intangible assets and write down of financing fees as described below:
•Amortization of intangible assets: The Company has excluded the impact of amortization of intangible assets, as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. The Company believes that the adjustments of these items correlate with the sustainability of the Company’s operating performance. Although the Company excludes the amortization of intangible assets from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.
•Write down of financing fees: In addition to excluding Gain on extinguishment of debt, the Company has excluded the impact of the write down of financing fees from Adjusted net income (non-GAAP). The amount and frequency of such amounts are not consistent and are significantly impacted by the timing and size of debt financing transactions and other factors in the debt market out of management’s control. In addition, the Company excluded these costs as they are outside of the ordinary course of continuing operations and are infrequent in nature. The Company believes that the exclusion of such out-of-the-ordinary-course amounts provides supplemental information to assist in the comparison of the financial results of the Company from period to period and, therefore, provides useful supplemental information to investors.
Adjusted net income attributable to Bausch Health (non-GAAP) is Adjusted net income (non-GAAP) further adjusted to exclude the Adjusted net income attributable to noncontrolling interest (non-GAAP). Adjusted net income attributable to noncontrolling interest (non-GAAP) is Net income attributable to noncontrolling interest (its most directly comparable GAAP financial measure) adjusted for the portion of the adjustments described above attributable to noncontrolling interest.
Historically, management has used Adjusted net income (loss) (non-GAAP) for strategic decision making, forecasting future results and evaluating current performance. This non-GAAP measure excludes the impact of certain items (as described above) that may obscure trends in the Company’s underlying performance. By disclosing this non-GAAP measure, it is management’s intention to provide investors with a meaningful, supplemental comparison of the Company’s operating results and trends for the periods presented. Management believes that this measure is also useful to investors as such measure allows investors to evaluate the Company’s performance using the same tools that management uses to evaluate past performance and prospects for future performance. Accordingly, the Company believes that Adjusted net income (non-GAAP) is useful to investors in their assessment of the Company’s operating performance. It is also noted that, in recent periods, our GAAP Net income (loss) was significantly lower than our Adjusted net income (non-GAAP).
Organic Revenue (non-GAAP) and Change in Organic Revenue (non-GAAP)
Organic revenue (non-GAAP) and Change in organic revenue (non-GAAP), are defined as GAAP Revenue and change in GAAP Revenue (the most directly comparable GAAP financial measures), adjusted for changes in foreign currency exchange rates (if applicable) and excluding the impact of recent acquisitions, divestitures and discontinuations, as defined below.

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Organic revenue (non-GAAP) is impacted by changes in product volumes and price. The price component is made up of two key drivers: (i) changes in product gross selling price and (ii) changes in sales deductions. The Company uses organic revenue (non-GAAP) and change in organic revenue (non-GAAP) to assess performance of its reportable segments, and the Company in total. The Company believes that providing these non-GAAP measures is useful to investors as they provide a supplemental period-to-period comparison.
The adjustments to GAAP Revenue to determine Organic Revenue (non-GAAP) and Change in Organic Revenue (non-GAAP) are as follows:
•Foreign currency exchange rates: Although changes in foreign currency exchange rates are part of our business, they are not within management’s control. Changes in foreign currency exchange rates, however, can mask positive or negative trends in the business. The impact of changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
•Acquisitions, divestitures and discontinuations: In order to present period-over-period organic revenue (non-GAAP) growth/change on a comparable basis, revenues associated with acquisitions, divestitures and discontinuations are adjusted to include only revenues from those businesses and assets owned during both periods. Accordingly, organic revenue and change in organic revenue exclude from the current period, revenues attributable to each acquisition for twelve months subsequent to the day of acquisition, as there are no revenues from those businesses and assets included in the comparable prior period. Organic revenue and change in organic revenue exclude from the prior period, all revenues attributable to each divestiture and discontinuance during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period.
Constant Currency
Changes in the relative values of non-U.S. currencies to the U.S. dollar may affect the Company’s financial results and financial position. To assist investors in evaluating the Company’s performance, we have adjusted for the effects of changes in foreign currencies. The impact of changes in foreign currency exchange rates is determined by comparing the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
Please also see the reconciliation tables below for further information as to how these non-GAAP measures and ratios are calculated for the periods presented.
Adjusted Cash Flow from Operations (non-GAAP)
Adjusted cash flow from operations (non-GAAP) is Cash generated from operations (its most directly comparable GAAP financial measure) adjusted for: (i) payments of legacy legal settlements, net of insurance recoveries and restitutions, (ii) payments of transformation costs, (iii) payments for separation costs and separation-related costs, (iv) interest payments charged against premium, (v) fees paid in connection with the debt refinancing transactions and (vi) payments of acquired IPR&D.
As these payments arise from events outside of the ordinary course of continuing operations as discussed above, the Company believes that the adjustments of these items provide supplemental information with regard to the sustainability of the Company’s cash from operations, allow for a

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comparison of the financial results to historical operations and forward-looking guidance and, as a result, provide useful supplemental information to investors.
Adjusted EBITDA excluding Bausch + Lomb (non-GAAP)
Adjusted EBITDA excluding Bausch + Lomb (non-GAAP) is Adjusted EBITDA (non-GAAP) adjusted to remove Adjusted EBITDA attributable to Bausch + Lomb (non-GAAP). Adjusted EBITDA attributable to Bausch + Lomb (non-GAAP) is Income (loss) before income taxes of our Bausch + Lomb segment (its most directly comparable GAAP financial measure) adjusted for the portion of the Company’s interest expense, depreciation, amortization and other adjustments as described above, allocated or attributable to Bausch + Lomb.
Adjusted EBITDA excluding Bausch + Lomb is not intended to be, and may not be, representative of income from continuing operations (for Bausch Health excluding Bausch + Lomb) or from discontinued operations (for Bausch + Lomb) in accordance with GAAP, as: (i) the criteria for that accounting has not been met and (ii) certain cost allocations to Bausch Health excluding Bausch + Lomb and Bausch + Lomb are not in accordance with the criteria for that accounting. As such, Adjusted EBITDA excluding Bausch + Lomb (non-GAAP) as included herein may not be indicative of the results of the operations or Adjusted EBITDA attributable to Bausch Health (non-GAAP) in the future, or if Bausch + Lomb met the criteria to be treated as a discontinued operation during any of the periods presented.
Adjusted Cash Flow from Operations excluding Bausch + Lomb (non-GAAP)
Adjusted Cash Flow from Operations excluding Bausch + Lomb (non-GAAP) is Adjusted Cash Flow from Operations (non-GAAP) adjusted to remove Adjusted Cash Flow from Operations attributable to Bausch + Lomb (non-GAAP). Adjusted Cash Flow from Operations attributable to Bausch + Lomb (non-GAAP) is Cash Flow from Operations of our Bausch + Lomb segment (its most directly comparable GAAP financial measure) adjusted for the portion of the Company’s payment of separation costs, separation-related costs and other adjustments as described above, allocated or attributable to Bausch + Lomb.
Adjusted Cash Flow from Operations excluding Bausch + Lomb is not intended to be, and may not be, representative of Cash Flow from Operations (for Bausch Health excluding Bausch + Lomb) or from discontinued operations (for Bausch + Lomb) in accordance with GAAP, as: (i) the criteria for that accounting has not been met and (ii) certain cost allocations to BHC excluding Bausch + Lomb and Bausch + Lomb are not in accordance with the criteria for that accounting. As such, Adjusted Cash Flow from Operations excluding Bausch + Lomb (non-GAAP) as included herein may not be indicative of the cash flow or Adjusted Cash Flow from Operations attributable to Bausch Health (non-GAAP) in the future, or if Bausch + Lomb met the criteria to be treated as a discontinued operation during any of the periods presented.
Management believes that Adjusted EBITDA excluding Bausch + Lomb (non-GAAP), Adjusted Cash Flow from Operations (non-GAAP) and Adjusted Cash Flow from Operations excluding Bausch + Lomb (non-GAAP), along with the GAAP and other non-GAAP measures used by management, most appropriately reflects how the Company measures the business internally and sets operational goals and incentives. In particular, the Company believes that these metrics focus management on the Company's underlying operational results and business performance. As a result, the Company uses these metrics to assess the actual financial performance of the Company and to forecast future results as part of its guidance. Management believes these metrics are a useful measure to evaluate current performance. These metrics are intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors. In addition, cash bonuses for the Company's executive officers and other key employees are based, in part, on the achievement of certain Adjusted EBITDA (non-GAAP) and Adjusted Cash Flow (non-GAAP) targets.

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Bausch Health Companies Inc.				Table 1
Condensed Consolidated Statements of Operations
For the Three and Twelve Months Ended December 31, 2025 and 2024
(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2025	2024	2025	2024
Revenues
Product sales	$2,768	$2,528	$10,156	$9,518
Other revenues	28	31	110	107
	2,796	2,559	10,266	9,625
Expenses
Cost of goods sold (excluding amortization and impairments of intangible assets)	783	711	2,949	2,729
Cost of other revenues	15	16	64	53
Selling, general and administrative	882	820	3,438	3,296
Research and development	161	163	629	616
Amortization of intangible assets	236	259	1,001	1,077
Goodwill impairments	145	—	145	—
Asset impairments	7	23	8	29
Restructuring, integration and separation costs	28	7	77	32
Other expense, net	65	2	142	247
	2,322	2,001	8,453	8,079
Operating income	474	558	1,813	1,546
Interest income	9	9	48	33
Interest expense	(397)	(337)	(1,604)	(1,388)
(Loss) gain on extinguishment of debt	(19)	—	162	23
Foreign exchange and other	(11)	(21)	(52)	(47)
Income before income taxes	56	209	367	167
Provision for income taxes	(159)	(111)	(247)	(239)
Net (loss) income	(103)	98	120	(72)
Net (income) loss attributable to noncontrolling interest	(9)	(5)	37	26
Net (loss) income attributable to Bausch Health Companies Inc.	$(112)	$93	$157	$(46)

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Bausch Health Companies Inc.				Table 2
Reconciliation of GAAP Net (Loss) Income to Adjusted Net Income (non-GAAP)
For the Three and Twelve Months Ended December 31, 2025 and 2024
(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2025	2024	2025	2024
Net (loss) income	$(103)	$98	$120	$(72)
Non-GAAP adjustments: (a)
Amortization of intangible assets	236	259	1,001	1,077
Goodwill impairments	145	—	145	—
Asset impairments	7	23	8	29
Restructuring, integration and transformation costs	34	16	142	66
Acquisition-related costs and adjustments (excluding amortization of intangible assets)	42	18	37	101
Loss (gain) on extinguishment of debt, net of write down of financing fees	29	—	(99)	(23)
IT infrastructure investment	3	8	20	35
Separation costs and separation-related costs	2	8	7	24
Legal and other professional fees	3	—	22	25
Gain on sale of assets, net	—	—	(6)	(10)
Litigation and other matters, net of insurance recoveries and restitutions	21	5	61	220
Other	5	7	43	19
Tax effect of non-GAAP adjustments	13	9	(67)	(57)
Total non-GAAP adjustments	540	353	1,314	1,506
Adjusted net income (non-GAAP)	437	451	1,434	1,434
Adjusted net income attributable to noncontrolling interest (non-GAAP)	(26)	(21)	(34)	(40)
Adjusted net income attributable to Bausch Health Companies Inc. (non-GAAP)	$411	$430	$1,400	$1,394

(a)    The components of and further details respecting each of these non-GAAP adjustments and the financial statement line item to which each component relates can be found on Table 2a.

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Bausch Health Companies Inc.			Table 2a
Reconciliation of GAAP to Non-GAAP Financial Information
For the Three and Twelve Months Ended December 31, 2025 and 2024
(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2025	2024	2025	2024
Cost of goods sold reconciliation:
GAAP Cost of goods sold (excluding of amortization and impairments of intangible assets)	$783	$711	$2,949	$2,729
Fair value inventory step-up resulting from acquisitions (a)	(2)	(21)	(64)	(82)
Other (l)	(2)	—	(2)	—
Adjusted cost of goods sold (excluding of amortization and impairments of intangible assets) (non-GAAP)	$779	$690	$2,883	$2,647
Selling, general and administrative reconciliation:
GAAP Selling, general and administrative	$882	$820	$3,438	$3,296
IT infrastructure investment (b)	(3)	(8)	(20)	(35)
Legal and other professional fees (c)	(3)	—	(22)	(25)
Separation-related costs (d)	(2)	(7)	(7)	(20)
Transformation costs (e)	(6)	(10)	(65)	(37)
Adjusted selling, general and administrative (non-GAAP)	$868	$795	$3,324	$3,179
Research and development reconciliation:
GAAP Research and development	$161	$163	$629	$616
Separation-related costs (d)	—	—	—	(1)
Adjusted research and development (non-GAAP)	$161	$163	$629	$615
Amortization of intangible assets reconciliation:
GAAP Amortization of intangible assets	$236	$259	$1,001	$1,077
Amortization of intangible assets (f)	(236)	(259)	(1,001)	(1,077)
Adjusted amortization of intangible assets (non-GAAP)	$—	$—	$—	$—
Goodwill impairments reconciliation:
GAAP Goodwill impairments	$145	$—	$145	$—
Goodwill impairments (g)	(145)	—	(145)	—
Adjusted goodwill impairments (non-GAAP)	$—	$—	$—	$—
Asset impairments reconciliation:
GAAP Asset impairments	$7	$23	$8	$29
Asset impairments (h)	(7)	(23)	(8)	(29)
Adjusted asset impairments (non-GAAP)	$—	$—	$—	$—
Restructuring, integration and separation costs reconciliation:
GAAP Restructuring, integration and separation costs	$28	$7	$77	$32
Restructuring and integration costs (e)	(28)	(6)	(77)	(29)
Separation costs (d)	—	(1)	—	(3)
Adjusted restructuring, integration and separation costs (non-GAAP)	$—	$—	$—	$—

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Bausch Health Companies Inc.			Table 2a (continued)
Reconciliation of GAAP to Non-GAAP Financial Information
For the Three and Twelve Months Ended December 31, 2025 and 2024
(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2025	2024	2025	2024
Other expense, net reconciliation:
GAAP Other expense, net	$65	$2	$142	$247
Litigation and other matters, net of insurance recoveries and restitutions (i)	(21)	(5)	(61)	(220)
Acquisition-related contingent consideration (a)	(36)	4	36	(15)
Gain on sale of assets, net (j)	—	—	6	10
Acquisition-related costs (a)	(4)	(1)	(9)	(4)
Adjusted other expense, net (non-GAAP)	$4	$—	$114	$18
(Loss) gain on extinguishment of debt reconciliation:
GAAP (Loss) gain on extinguishment of debt	$(19)	$—	$162	$23
Loss (gain) on extinguishment of debt (k)	19	—	(162)	(23)
Adjusted (Loss) gain on extinguishment of debt (non-GAAP)	$—	$—	$—	$—
Interest expense reconciliation:
GAAP Interest expense	$(397)	$(337)	$(1,604)	$(1,388)
Write-down of financing fees (k)	(10)	—	(63)	—
Adjusted Interest expense (non-GAAP)	$(407)	$(337)	$(1,667)	$(1,388)
Foreign exchange and other reconciliation:
GAAP Foreign exchange and other	$(11)	$(21)	$(52)	$(47)
Other professional fees (l)	(3)	(6)	(41)	(16)
Other (l)	—	(1)	—	(3)
Adjusted Foreign exchange and other (non-GAAP)	$(14)	$(28)	$(93)	$(66)
Provision for income taxes reconciliation:
GAAP Provision for income taxes	$(159)	$(111)	$(247)	$(239)
Tax effect of non-GAAP adjustments (m)	13	9	(67)	(57)
Adjusted provision for income taxes (non-GAAP)	$(146)	$(102)	$(314)	$(296)
Net (income) loss attributable to noncontrolling interest reconciliation:
GAAP Net (income) loss attributable to noncontrolling interest	$(9)	$(5)	$37	$26
Noncontrolling interest portion of amortization of intangible assets (n)	(7)	(8)	(31)	(34)
Noncontrolling interest portion of all other adjustments (n)	(10)	(8)	(40)	(32)
Adjusted net income attributable to noncontrolling interest (non-GAAP)	$(26)	$(21)	$(34)	$(40)

(a)    Represents the three components of the non-GAAP adjustment of “Acquisition-related costs and adjustments (excluding amortization of intangible assets)” (see Table 2).
(b)    Represents the sole component of the non-GAAP adjustment of “IT infrastructure investment” (see Table 2).
(c)    Represents the sole component of the non-GAAP adjustment of “Legal and other professional fees” (see Table 2).
(d)    Represents the three components of the non-GAAP adjustment of “Separation costs and separation-related costs” (see Table 2).
(e)    Represents the two components of the non-GAAP adjustment of “Restructuring, integration and transformation costs” (see table 2).
(f)    Represents the sole component of the non-GAAP adjustment of “Amortization of intangible assets” (see Table 2).
(g)    Represents the sole component of the non-GAAP adjustment of “Goodwill impairments” (see Table 2).
(h) Represents the sole component of the non-GAAP adjustment of “Asset impairments” (see Table 2).
(i)    Represents the sole component of the non-GAAP adjustment of “Litigation and other matters, net of insurance recoveries and restitutions” (see Table 2).

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(j)    Represents the sole component of the non-GAAP adjustment of “Gain on sale of assets, net” (see Table 2).
(k)    Represents the two components of the non-GAAP adjustment of “Loss (gain) on extinguishment of debt and write-down of financing fees” (see Table 2).
(l)    Represents the three components of the non-GAAP adjustment of “Other” (see Table 2).
(m)    Represents the sole component of the non-GAAP adjustment of “Tax effect of non-GAAP adjustments” (see Table 2).
(n)    Represents the portion of the non-GAAP adjustments attributable to noncontrolling interest (see Table 2).

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Bausch Health Companies Inc.			Table 2b
Reconciliation of GAAP Net (Loss) Income to Adjusted EBITDA (non-GAAP)
For the Three and Twelve Months Ended December 31, 2025 and 2024
(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2025	2024	2025	2024
Net (loss) income	$(103)	$98	$120	$(72)
Interest expense, net	388	328	1,556	1,355
Provision for income taxes	159	111	247	239
Depreciation and amortization	290	307	1,208	1,267
EBITDA	734	844	3,131	2,789
Adjustments:
Goodwill impairments	145	—	145	—
Asset impairments	7	23	8	29
Restructuring, integration and transformation costs	34	16	142	66
Acquisition-related costs and adjustments (excluding amortization of intangible assets)	42	18	37	101
Loss (gain) on extinguishment of debt	19	—	(162)	(23)
Share-based compensation	84	43	216	150
Separation costs and separation-related costs	2	8	7	24
Other adjustments:
Litigation and other matters, net of insurance recoveries and restitutions	21	5	61	220
IT infrastructure investment	3	8	20	35
Legal and other professional fees (a)	3	—	22	25
Gain on sale of assets, net	—	—	(6)	(10)
Other	5	7	43	19
Adjusted EBITDA (non-GAAP) (b)	1,099	972	3,664	3,425
Adjusted EBITDA attributable to noncontrolling interest (non-GAAP) (c)	(47)	(37)	(123)	(118)
Adjusted EBITDA attributable to Bausch Health Companies Inc. (non-GAAP) (d)	$1,052	$935	$3,541	$3,307
(a)    Legal and other professional fees incurred during the three and twelve months ended December 31, 2025 and 2024 in connection with recent legal and governmental proceedings, investigations and information requests related to, among other matters, our distribution, marketing, pricing, disclosure and accounting practices.
(b) Adjusted EBITDA attributable to noncontrolling interest (non-GAAP) is Net income attributable to noncontrolling interest adjusted for the noncontrolling interest portion of the adjustments above as follows:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2025	2024	2025	2024
Net (income) loss attributable to noncontrolling interest	$(9)	$(5)	$37	$26
Noncontrolling interest portion of adjustments for:
Interest expense, net	(12)	(11)	(53)	(46)
Depreciation and amortization	(12)	(13)	(51)	(51)
All other adjustments	(14)	(8)	(56)	(47)
Adjusted EBITDA attributable to noncontrolling interest (non-GAAP)	$(47)	$(37)	$(123)	$(118)
(c) Includes the impact of Acquired IPR&D charges of $4 million and $0 for the three months ended December 31, 2025 and 2024, respectively, and $114 million and $18 million for the twelve months ended December 31, 2025 and 2024, respectively.
(d)    Includes the impact of Acquired IPR&D charges net of noncontrolling interest (non-GAAP) of $4 million and $0 for the three months ended December 31, 2025 and 2024, respectively, and $110 million and $16 million for the twelve months ended December 31, 2025 and 2024, respectively.

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Bausch Health Companies Inc.										Table 3a
Organic Growth (non-GAAP) - by Segment
For the Three Months Ended December 31, 2025 and 2024
(unaudited)
	Calculation of Organic Revenue for the Three Months Ended
	December 31, 2025				December 31, 2024			Change in GAAP Revenues		Change in Organic Revenues
	Revenue as Reported	Changes in Exchange Rates (a)	Acquisitions	Organic Revenue (Non-GAAP) (b)	Revenue as Reported	Divestitures and Discontinuances	Organic Revenue (Non-GAAP) (b)
(in millions)								Amount	Pct.	Amount	Pct.
Bausch Health (excl. B+L)
Salix	$693	$—	$—	$693	$634	$17	$651	$59	9%	$42	6%

International	306	(23)	—	283	279	(2)	277	27	10%	6	2%

Solta Medical	137	1	—	138	138	—	138	(1)	(1)%	—	—%

Diversified
Neuroscience	148	—	—	148	142	—	142	6	4%	6	4%
Dermatology	59	—	—	59	53	6	59	6	11%	—	—%
Generics	24	—	—	24	9	1	10	15	167%	14	140%
Dentistry	24	—	—	24	24	—	24	—	—%	—	—%
Total Diversified	255	—	—	255	228	7	235	27	12%	20	9%

Bausch Health (excl. B+L) revenues	$1,391	$(22)	$—	$1,369	$1,279	$22	$1,301	$112	9%	$68	5%

Bausch + Lomb
Vision Care	$778	$(21)	$—	$757	$723	$(5)	$718	$55	8%	$39	5%
Surgical	249	(10)	(1)	238	231	—	231	18	8%	7	3%
Pharmaceuticals	378	(6)	—	372	326	—	326	52	16%	46	14%
Total Bausch + Lomb revenues	$1,405	$(37)	$(1)	$1,367	$1,280	$(5)	$1,275	$125	10%	$92	7%

Total Bausch Health Companies Inc. revenues	$2,796	$(59)	$(1)	$2,736	$2,559	$17	$2,576	$237	9%	$160	6%
(a) The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
(b) To supplement the financial measures prepared in accordance with GAAP, the Company uses certain non-GAAP financial measures. For additional information about the Company’s use of such non-GAAP financial measures, refer to the body of the news release to which these tables are attached. Organic revenue (non-GAAP) for the three months ended December 31, 2025 is calculated as revenue as reported adjusted for the impact for changes in exchange rates (previously defined in this news release). Organic revenue (non-GAAP) for the three months ended December 31, 2024 is calculated as revenue as reported less revenues attributable to divestitures and discontinuances during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period.

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Bausch Health Companies Inc.										Table 3b
Organic Growth (non-GAAP) - by Segment
For the Twelve Months Ended December 31, 2025 and 2024
(unaudited)
	Calculation of Organic Revenue for the Twelve Months Ended
	December 31, 2025				December 31, 2024			Change in GAAP Revenues		Change in Organic Revenues
	Revenue as Reported	Changes in Exchange Rates (a)	Acquisitions	Organic Revenue (Non-GAAP) (b)	Revenue as Reported	Divestitures and Discontinuations	Organic Revenue (Non-GAAP) (b)
(in millions)								Amount	Pct.	Amount	Pct.
Bausch Health (excl. B+L)
Salix	$2,578	$—	$—	$2,578	$2,333	$33	$2,366	$245	11%	$212	9%

International	1,132	(19)	—	1,113	1,111	(8)	1,103	21	2%	10	1%
						+
Solta Medical	518	5	—	523	440	—	440	78	18%	83	19%

Diversified
Neuroscience	530	—	—	530	543	(3)	540	(13)	(2)%	(10)	(2)%
Dermatology	234	—	—	234	238	14	252	(4)	(2)%	(18)	(7)%
Generics	79	—	—	79	74	6	80	5	7%	(1)	(1)%
Dentistry	94	—	—	94	95	—	95	(1)	(1)%	(1)	(1)%
Total Diversified	937	—	—	937	950	17	967	(13)	(1)%	(30)	(3)%

Bausch Health (excl. B+L) revenues	$5,165	$(14)	$—	$5,151	$4,834	$42	$4,876	$331	7%	$275	6%

Bausch + Lomb
Vision Care	$2,923	$(33)	$—	$2,890	$2,739	$(11)	$2,728	$184	7%	$162	6%
Surgical	894	(17)	(16)	861	843	—	843	51	6%	18	2%
Pharmaceuticals	1,284	(8)	—	1,276	1,209	(1)	1,208	75	6%	68	6%
Total Bausch + Lomb revenues	$5,101	$(58)	$(16)	$5,027	$4,791	$(12)	$4,779	$310	6%	$248	5%

Total Bausch Health Companies Inc. revenues	$10,266	$(72)	$(16)	$10,178	$9,625	$30	$9,655	$641	7%	$523	5%

(a) The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
(b) To supplement the financial measures prepared in accordance with GAAP, the Company uses certain non-GAAP financial measures. For additional information about the Company’s use of such non-GAAP financial measures, refer to the body of the news release to which these tables are attached. Organic revenue (non-GAAP) for the twelve months ended December 31, 2025 is calculated as revenue as reported adjusted for the impact for changes in exchange rates (previously defined in this news release). Organic revenue (non-GAAP) for the twelve months ended December 31, 2024 is calculated as revenue as reported less revenues attributable to divestitures and discontinuances during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period.

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Bausch Health Companies Inc.		Table 4
Other Financial Information
(unaudited)
(in millions)	December 31, 2025	December 31, 2024
Cash, Cash Equivalents and Restricted Cash
Cash and cash equivalents	$1,309	$1,181
Restricted cash	16	20
Cash, cash equivalents and restricted cash	$1,325	$1,201

Debt Obligations
Senior Secured Credit Facilities:
Revolving Credit Facilities	$100	$110
AR Credit Facility	—	300
Term Loan Facilities	5,787	5,518
Senior Secured Notes	10,235	9,305
Senior Unsecured Notes	4,098	5,235
Other	12	12
Total long-term debt and other, net of premiums, discounts and issuance costs	20,232	20,480
Plus: Unamortized premiums, discounts and issuance costs	585	1,136
Total long-term debt and other	$20,817	$21,616

Maturities of Debt Obligations
2025	$—	$2,380
2026	58	767
2027	701	6,963
2028	4,240	7,168
2029	1,662	1,609
2030	4,118	1,130
Thereafter	9,453	463
Total debt obligations	$20,232	$20,480

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Cash provided by operating activities	$495	$601	$1,400	$1,597

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Bausch Health Companies Inc.						Table 5
Reconciliation of Reported Net (Loss) Income to Adjusted EBITDA (non-GAAP)
For the Three Months Ended December 31, 2025 and 2024
(unaudited)
	Three Months Ended December 31, 2025			Three Months Ended December 31, 2024
(in millions)	Bausch Health Companies, Inc.	Bausch + Lomb Corporation	Bausch Health (excluding B+L)	Bausch Health Companies, Inc.	Bausch + Lomb Corporation	Bausch Health (excluding B+L)
Net (loss) income	$(103)	$(58)	$(45)	$98	$(2)	$100
Interest expense, net	388	95	293	328	93	235
Provision for income taxes	159	71	88	111	(8)	119
Depreciation and amortization	290	99	191	307	106	201
EBITDA(1)	734	207	527	844	189	655
Adjustments:
Goodwill impairments	145	—	145	—	—	—
Asset impairments	7	—	7	23	—	23
Restructuring, integration and transformation costs	34	21	13	16	14	2
Acquisition-related costs and adjustments (excluding amortization of intangible assets)	42	25	17	18	11	7
Loss on extinguishment of debt	19	—	19	—	—	—
Share-based compensation	84	64	20	43	27	16
Separation costs and separation-related costs	2	1	1	8	6	2
Other adjustments:
Litigation and other matters, net of insurance recoveries and restitutions	21	2	19	5	3	2
IT infrastructure investment	3	3	—	8	8	—
Legal and other professional fees	3	3	—	—	1	(1)
Other	5	—	5	7	1	6
Adjusted EBITDA (non-GAAP)(1),(2)	$1,099	$326	$773	$972	$260	$712

Impact of Acquired IPR&D	$4	$4	$—	$—	$—	$—
(1) This is a non-GAAP measure. Management considers the presentation of Adjusted EBITDA for Bausch Health excluding B+L (non-GAAP) to be meaningful information and utilizes it in decision making and for compensation purposes. Adjusted EBITDA for Bausch Health excluding B+L (non-GAAP) is not intended to be representative of GAAP continuing operations and Adjusted EBITDA for B+L is not intended to be representative of discontinued operations as the criteria for that accounting has not been met. As such, Adjusted EBITDA for Bausch Health excluding B+L (non-GAAP) as included herein may not be indicative of the results of the operations or Adjusted EBITDA attributable to Bausch Health (non-GAAP) in the future, or if B+L met the criteria to be treated as a discontinued operation during any of the periods presented.
(2) Adjusted EBITDA (non-GAAP) above includes Adjusted EBITDA attributable to noncontrolling interests. For Bausch Health Companies Inc., this amounted to $47 million and $37 million, which includes $0 and $1 million related to B+L, for the three months ended December 31, 2025 and 2024, respectively.

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